Allstate Life Insurance Company of New York

                   Supplement to The Custom Annuity Prospectus
                                Dated May 1, 2000

The following sentence replaces the second paragraph on page 1 of the prospectus:

         The Contracts are available through Dean Witter Reynolds, Inc., the principal underwriter for the Contracts.

The following sentence replaces the third sentence of the first paragraph under the heading "Systematic Withdrawal Program" on page 13 of the prospectus:

         We will deposit systematic withdrawal payments into your bank account or a Morgan Stanley Dean Witter Active Assets(TM) Account.

The following paragraph replaces the fourth paragraph under the heading "Appendix A/Market Value Adjustment" on page 25 of the prospectus:

         For any withdrawal, if J is not available, J will be equal to the most recent Moody's Monthly Corporate Bond Yield Average (for the applicable duration) as published by Moody's Investor Services, Inc. In the event that the Moody's Monthly Corporate Bond Yield Average is no longer available, a suitable replacement index, subject to the approval of the New York Insurance Department, would be utilized.

September 15, 2000